Exhibit (j)(5) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of

Federated Municipal Securities Income Trust:

We consent to the use of our reports, dated October 24, 2016, with respect to the financial statements of Federated Municipal High Yield Advantage Fund and Federated Pennsylvania Municipal Income Fund, each a portfolio of Federated Municipal Securities Income Trust, as of August 31, 2016 and for each of the years or periods then ended presented therein, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statements of additional information.

/s/ KPMG

Boston, Massachusetts

March 27, 2017